Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders of Heska Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1997 Stock Incentive Plan of Heska Corporation and subsidiaries of our report dated March 28, 2003, with respect to the consolidated balance sheet of Heska Corporation and subsidiaries, as of December 31, 2002, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year then ended, and related financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of Heska Corporation and subsidiaries.  Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

Our report also refers to our audit of the disclosures added to revise the 2001 and 2000 consolidated financial statements, as more fully described in note 2, to the consolidated financial statements. However, we were not engaged to audit, review or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such disclosures.

/s/ KPMG LLP

Denver, Colorado
February 10, 2004